                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )


Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12


                             DEL LABORATORIES, INC.
- - --------------------------------------------------------------------------------
                  (Name of Registrant As Specified In Charter)

                             DEL LABORATORIES, INC.
- - --------------------------------------------------------------------------------
              (Name of Person(s) Filing the Information Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2)
/ /        $500 per each party to the controversy pursuant to Exchange Act Rules 14a-6(i)(3)
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

           1)         Title of each class of securities to which transaction applies:
                                                             N/A
                      ---------------------------------------------------------------------------------
           2)         Aggregate number of securities to which transaction applies:
                                                             N/A
                      ---------------------------------------------------------------------------------
           3)         Per unit price or other underlying value of transaction computed pursuant to
                      Exchange Act Rule 0-11:(1)
                                                             N/A
                      ---------------------------------------------------------------------------------
           4)         Proposed maximum aggregate value of transaction:
                                                             N/A
                      ---------------------------------------------------------------------------------

/ /        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)         Amount Previously Paid:
                                                             N/A
                      ---------------------------------------------------------------------------------
           2)         Form, Schedule or Registration Statement No.:
                                                             N/A
                      ---------------------------------------------------------------------------------
           3)         Filing Party:
                                                             N/A
                      ---------------------------------------------------------------------------------
           4)         Date Filed:
                                                             N/A
                      ---------------------------------------------------------------------------------

- - ------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                             DEL LABORATORIES, INC.
                             565 BROAD HOLLOW ROAD
                          FARMINGDALE, NEW YORK 11735

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1995

                            ------------------------


                                                                  April 18, 1995


To the Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DEL LABORATORIES, INC. (the "Corporation") will be held at Harrison House, Dosoris Lane and Old Tappan Road, Glen Cove, New York, 11542 on Thursday, May 25, 1995, at 9:30 A.M. (local time) for the following purposes:

    1. To elect two members of the Board of Directors of the Corporation for a term of three years.

    2. To consider and vote upon a proposal to amend the Corporation's Certificate of Incorporation to increase the total number of authorized shares of Common Stock, par value $1.00 per share, from 5,000,000 to 10,000,000 (the "Charter Amendment").

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed March 31, 1995 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

    A copy of the Annual Report for the year 1994 is enclosed herewith.

                                          By Order of the Board of Directors,
                                          Robert H. Haines
                                          SECRETARY

    YOU ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU AT THE MEETING UPON REQUEST TO THE SECRETARY OF THE MEETING. YOU ARE URGED TO RETURN THE PROXY PROMPTLY. THIS WILL HELP SAVE THE EXPENSE OF FOLLOW-UP LETTERS TO STOCKHOLDERS WHO HAVE NOT RESPONDED AND THE EXPENSE OF HOLDING AN ADJOURNED ANNUAL MEETING IN THE EVENT A QUORUM IS NOT REPRESENTED ON MAY 25TH.

                             DEL LABORATORIES, INC.
                             565 BROAD HOLLOW ROAD
                          FARMINGDALE, NEW YORK 11735
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1995
                            ------------------------

    This Proxy Statement and accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Del Laboratories, Inc., a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on May 25, 1995 or any adjournment thereof (the "Annual Meeting").

    A proxy in the accompanying form, which is properly executed, duly returned to the Board of Directors and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Annual Meeting, the proxy will be voted in favor of such matter. Each stockholder who has executed a proxy and returned it to the Board of Directors may revoke the proxy by notice in writing to the Secretary of the Corporation, or by attending the Annual Meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. The cost of the solicitation of proxies will be paid by the Corporation. In addition to the solicitation of proxies by the use of the mails, regularly engaged employees of the Corporation may, without additional compensation therefor, solicit proxies by personal interviews, telephone and telegraph. The Corporation will, upon request, reimburse brokers and others who are only record holders of the Corporation's Common Stock, par value $1.00 per share (the "Common Stock"), for their reasonable expenses in forwarding proxy material to beneficial owners of such stock and obtaining voting instructions from such owners.

    The Board of Directors has fixed the close of business on March 31, 1995 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were outstanding and entitled to vote 2,099,626 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote. One-third of all shares of Common Stock issued and outstanding and entitled to vote constitutes a quorum. Election of directors (Proposal No. 1) is by plurality vote, with the two nominees receiving the highest vote totals to be elected as directors of the Corporation. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding is required for the approval of the Charter Amendment (Proposal No. 2). Accordingly, abstentions and broker non-votes on this proposal will have the same effect as a negative vote.

    If a stockholder is a participant in the Corporation's Employee Stock Ownership Plan (the "ESOP"), the participant will receive, with respect to the number of shares held for his or her account under the ESOP on the Record Date, a separate card which will serve as a voting instruction to the Trustee of the Employee Stock Ownership Trust, a trust that holds the shares acquired for the ESOP, with respect to shares held for the participant's account. Unless the card is signed and returned, shares held in the participant's account under the ESOP will be voted in the same proportion as the shares for which signed cards are returned by other participants.


    This Proxy Statement and the proxy in the accompanying form are being sent on or about April 18, 1995 to stockholders of record on the Record Date.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

5% STOCKHOLDERS

    The following table sets forth information as to each person who, to the knowledge of the Board of Directors, as of the Record Date, was the beneficial owner of more than 5% of the issued and outstanding Common Stock:


                                                                             COMMON STOCK OWNED AS OF
                                                                                  MARCH 31, 1995
                                                                           -----------------------------
                                                                            AMOUNT AND
NAME AND ADDRESS OF                                                          NATURE OF
BENEFICIAL OWNER OR                                                         BENEFICIAL       PERCENT
IDENTITY OF GROUP                                                          OWNERSHIP (1)     OF CLASS
- - -------------------------------------------------------------------------  -------------  --------------
Dan K. Wassong
 Del Laboratories, Inc.
 565 Broad Hollow Road
 Farmingdale, New York (2)...............................................     872,701(3)       35.0%(4)
Martin E. Revson
 445 Park Avenue
 New York, New York (2)..................................................     365,253          17.4%
Dimensional Fund Advisors Inc.
 1299 Ocean Avenue Suite 650
 Santa Monica, California................................................     132,132(5)        6.3%

- - ------------------------
(1) Except as noted below, each beneficial owner has sole voting power and sole investment power.

(2) Mr. Wassong and Mr. Revson each has granted the other a right of first refusal to purchase certain of his shares in the event one of them wishes to dispose of such shares or upon his death, notwithstanding which each has the right to dispose of a limited number of shares in any period of 12 consecutive months.

(3) Includes 458,170 shares owned individually by Mr. Wassong, 395,032 shares issuable upon exercise of options held by Mr. Wassong and 19,499 shares held for his account under the ESOP (as of December 31, 1994).

(4) Based on 2,099,626 shares outstanding on March 31, 1995 plus, with respect to Mr. Wassong, the number of shares he may acquire pursuant to the exercise of options (see footnote (3) above).

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser, is deemed to have beneficial ownership of 132,132 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, the DFA Investment Trust Company, a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans. Dimensional serves as investment manager for each of the foregoing. Dimensional disclaims beneficial ownership of all such shares. The information provided herein is based on a report on Schedule 13G dated January 30, 1995 prepared and filed by Dimensional with respect to its ownership of Common Stock as of December 31, 1994.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of Common Stock by (i) each director of the Corporation (other than Mr. Wassong and Mr. Revson, information with respect to each of whom is presented above), (ii) each of the four most highly-compensated executive officers of the Corporation during 1994 other than Mr. Wassong and
(iii) all directors and executive officers as a group:


                                                                                 COMMON STOCK OWNED AS OF
                                                                                      MARCH 31, 1995
                                                                               -----------------------------
                                                                                 AMOUNT AND
                                                                                  NATURE OF
                                                                                 BENEFICIAL       PERCENT
                                                                                OWNERSHIP (1)     OF CLASS
                                                                               ---------------  ------------
Directors
  Robert A. Kavesh...........................................................         7,630            0.4%
  Steven Kotler..............................................................        26,915(2)         1.3%
  Robert H. Haines...........................................................         8,370(3)         0.4%
  Marcella Maxwell...........................................................        --              --
Executive Officers
  Charles J. Hinkaty.........................................................        110,641  (4)         5.1 %
  Harvey P. Alstodt..........................................................         44,763  (5)         2.1 %
  William McMenemy...........................................................         83,255  (6)         3.8 %
  Melvyn C. Goldstein........................................................         79,401  (7)         3.7 %
All Directors and Executive
 Officers as a Group (11 persons)............................................      1,604,929  (8)        58.5 %

- - ------------------------
(1) Except as noted below, each beneficial owner has sole voting power and sole investment power.

(2) Includes 472 shares of Common Stock owned by Mr. Kotler's wife and 1,777 shares owned by a pension trust for the benefit of Mr. Kotler.

(3)  Includes 5,240 shares of Common Stock owned by Mr. Haines' wife.

(4) Includes 89,517 shares which Mr. Hinkaty may acquire through exercise of options currently outstanding and 1,731 shares held for Mr. Hinkaty's account under the ESOP as of December 31, 1994. Mr. Hinkaty is also a director of the Corporation.

(5) Includes 38,000 shares which Mr. Alstodt may acquire through exercise of options currently outstanding and 1,430 shares held for Mr. Alstodt's account under the ESOP as of December 31, 1994.

(6) Includes 74,879 shares which Mr. McMenemy may acquire through exercise of options currently outstanding and 4,984 shares held for Mr. McMenemy's account under the ESOP as of December 31, 1994.

(7) Includes 41,099 shares which Mr. Goldstein may acquire through exercise of options currently outstanding and 2,292 shares held for Mr. Goldstein's account under the ESOP as of December 31, 1994.

(8) Includes (i) 644,527 shares which such persons have rights to acquire through the exercise of options currently outstanding, (ii) 29,936 shares held for the accounts of all executive officers and directors under the ESOP as of December 31, 1994, (iii) 5,240 shares owned by the wife of Robert H. Haines, (iv) 472 shares owned by the wife of Steven Kotler and
     (v) 1,777 shares held by a pension trust for the benefit of Mr. Kotler.

    Each director and executive officer of the Corporation and persons owning more than 10% of the Corporation's equity securities are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of, or transactions in, the Corporation's equity securities. To the Corporation's knowledge (based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during 1994), all of the Corporation's directors, executive officers and owners of greater than 10% of the Corporation's equity securities made all required filings.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Certificate of Incorporation currently provides for the Board of Directors to be divided into two classes of two directors each (Class I and Class II) and one class of three directors (Class III). The directors in Class I are to serve until the Annual Meeting of Stockholders for 1997. The directors in Class II are to serve until the Annual Meeting of Stockholders for 1995. The directors in Class III are to serve until the Annual Meeting of Stockholders for 1996.

    Two directors for Class II are to be elected at the Annual Meeting and, when elected, will serve until the Annual Meeting of Stockholders for 1998 and until the election and qualification of their successors.

    It is the intention of the Board of Directors to nominate at the Annual Meeting the individuals whose names are set forth in Class II below for election to the Board of Directors for a three year term. In the event that either of such nominees for election at the Annual Meeting should become unavailable for election for any reason, at present unknown, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominee as the Board of Directors may designate. The proxies in the accompanying form, duly returned to the Board of Directors, can only be voted for two directors to be elected at the Annual Meeting.

INFORMATION CONCERNING DIRECTORS

    The information set forth below, furnished to the Board of Directors by the respective individuals, shows as to each nominee and each director of the Corporation (i) his or her name and age; (ii) his or her principal occupation, including positions or offices held with the Corporation, at present and for the past five years; (iii) the year in which he or she began to serve as a director; and (iv) the class of director to which he or she belongs.

                                    CLASS II
                 (NOMINEES TO SERVE UNTIL THE ANNUAL MEETING OF
                             STOCKHOLDERS FOR 1998)
                 TWO DIRECTORS ARE TO BE ELECTED TO THIS CLASS

                                                                                                           DIRECTOR
        NAME AND AGE                            PRINCIPAL OCCUPATION OR EMPLOYMENT (1)                       SINCE
- - ----------------------------  --------------------------------------------------------------------------  -----------
Charles J. Hinkaty (45)       Vice President and President of Del Pharmaceuticals, Inc.                         1986
Robert H. Haines (75)         Partner, Zimet, Haines, Friedman & Kaplan, attorneys at law; Secretary of         1970
                               the Corporation since October 1989 (2)

                                    CLASS I
                       (TO SERVE UNTIL THE ANNUAL MEETING
                           OF STOCKHOLDERS FOR 1997)
                  NO DIRECTORS ARE TO BE ELECTED TO THIS CLASS

                                                                                                           DIRECTOR
        NAME AND AGE                            PRINCIPAL OCCUPATION OR EMPLOYMENT (1)                       SINCE
- - ----------------------------  --------------------------------------------------------------------------  -----------
Martin E. Revson (84)         Private investor since August 1992; Chairman of the Board of the                  1963
                               Corporation from July 1963 to August 1992
Dan K. Wassong (64)           President and Chief Executive Officer; Chairman of the Board since August         1968
                               1992

                                   CLASS III
                       (TO SERVE UNTIL THE ANNUAL MEETING
                           OF STOCKHOLDERS FOR 1996)
                  NO DIRECTORS ARE TO BE ELECTED TO THIS CLASS

                                                                                                           DIRECTOR
        NAME AND AGE                            PRINCIPAL OCCUPATION OR EMPLOYMENT (1)                       SINCE
- - ----------------------------  --------------------------------------------------------------------------  -----------
Robert A. Kavesh (67)         Marcus Nadler Professor of Finance and Economics, Graduate School of              1976
                               Business, New York University
Steven Kotler (48)            President, Wertheim Schroder & Co., Incorporated, an investment banking           1987
                               firm (3)
Marcella Maxwell (57)         Director of Public Affairs, Miracle Makers, since February 1995; Director         1994
                               of Special Projects, Community Affairs, Brooklyn Health Center, from July
                               1994 to February, 1995; Vice President, Community Affairs, New York City
                               Health and Hospital Corporation, from May 1992 to April 1994; Director of
                               Education, New York City Housing Authority, from August 1990 to April
                               1992; and Director of Corporate and Foundation Relations, NAACP Special
                               Contribution Fund, from April 1988 to August 1990

- - ------------------------
(1)  Executive officers of the Corporation, unless otherwise indicated.

(2) The Corporation during the past fiscal year has retained, and proposes in the future to retain, Zimet, Haines, Friedman & Kaplan as its general counsel.

(3) The Corporation during the past fiscal year has retained, and proposes in the future to retain, Wertheim Schroder & Co., Incorporated and certain of its affiliates to perform general financial advisory services.


    Mr. Wassong is also a director of Southern Union Company and Moore Medical Corp. Mr. Kavesh is also a director of Neuberger & Berman Income Funds, Inc. and Greater New York Insurance Group. Mr. Kotler is also a director of Moore Medical Corp. and Oak Hill Sportswear Corporation.


    In June 1992, Martin E. Revson, a director of the Corporation, was named in a complaint brought by the Securities and Exchange Commission ("SEC") against Edward R. Downe and certain other persons (SECURITIES AND EXCHANGE COMMISSION V. DOWNE, ET AL., 92 CIV 4092 (PKL)), which complaint alleged violations of certain federal securities laws in connection with trading activities of the defendants. In October 1993, Mr. Revson consented to entry of a Final Judgment of Permanent Injunction and Other Equitable Relief ("Final Judgment"), without admitting or denying the relevant allegations of the complaint. Under the terms of the Final Judgment, Mr. Revson is permanently enjoined from engaging in actions which would constitute violations of Section 10(b) of the Securities Exchange

Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 promulgated thereunder in connection with the purchase and sale of securities, or which would constitute violations of Section 14(e) of the Exchange Act and Rule 14e-3 promulgated thereunder in connection with trading in securities which are the subject of any tender offers or related activities. Mr. Revson paid the profits and a penalty resulting from trades in securities of one company.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors of the Corporation held seven meetings during 1994.

    The Board of Directors currently has three committees, an Audit Committee, a Compensation Committee and a Human Resources Committee. The Corporation has no standing nominating committee or any committee performing similar functions. The Board of Directors determines nominees for election to the Board.

    The Audit Committee, which is comprised of Messrs. Haines, Kavesh and Kotler, recommends to the Board of Directors the engaging of the independent auditors, reviews with the independent auditors the plan and results of the auditing engagement, reviews the independence of auditors and considers the range of audit and non-audit fees. It held one meeting in 1994.

    The Compensation Committee establishes the compensation of the Chief Executive Officer and reviews with management on a periodic basis existing and proposed compensation plans, programs and arrangements for executive officers and other employees. The Compensation Committee is currently comprised of Messrs. Haines, Kavesh and Kotler. During 1994, it met twice and acted four times by unanimous consent.

    The Human Resources Committee, which was established on March 30, 1995 by the Board of Directors, is comprised of Ms. Maxwell and Mr. Kotler. The Human Resources Committee is intended to review all aspects of employee benefits, employment practices and other matters involving the welfare of employees or prospective employees of the Corporation (other than negotiation of collective bargaining agreements and individual employment contracts).

    During 1994, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors or the total number of meetings of the committees on which any individual director served.

DIRECTORS' FEES

    Mr. Kavesh and Mr. Kotler each received the amount of $20,000 for services rendered by them in 1994 as directors of the Corporation. Richard J. Soghoian, who served as a director of the Corporation from December 16, 1993 to December 9, 1994, received a fee of $20,000 for serving as a director during 1994. No other director received any fees for serving as such in 1994.

RECOMMENDATION OF BOARD OF DIRECTORS

    The Board of Directors recommends a vote FOR election of directors in Class II of the nominees identified above. Those nominees who receive the highest and second highest numbers of votes for their election as directors will be elected.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information with respect to the compensation in 1994, 1993 and 1992 of the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers in 1994 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                             --------------------
                                                ANNUAL COMPENSATION               SECURITIES
                                        -----------------------------------   UNDERLYING OPTIONS      ALL OTHER
     NAME AND PRINCIPAL POSITION          YEAR       SALARY        BONUS             (1)           COMPENSATION (2)
- - --------------------------------------  ---------  -----------  -----------  --------------------  ----------------
Dan K. Wassong                               1994  $   636,828  $   500,000         14,000           $    443,437
 Chairman, President                         1993      612,335      400,000         62,442(3)             403,357
 and Chief Executive Officer                 1992      587,335      360,000           --                  361,327
Charles J. Hinkaty                           1994  $   293,046  $    86,000         10,624           $     12,693
 Vice President and President of             1993      283,657       70,000           --                   12,653
 Del Pharmaceuticals, Inc.                   1992      277,276       45,000           --                   11,775
Harvey P. Alstodt                            1994  $   235,000  $   115,000          3,000           $     14,305
 Executive Vice President,                   1993      210,000       85,000           --                   21,945
 Sales -- Cosmetics Division, North          1992      200,000       65,000           --                   23,250
 America
William McMenemy                             1994  $   225,000  $   115,000          5,124           $     13,740
 Executive Vice President,                   1993      201,333       85,000           --                   13,352
 Marketing -- Cosmetics Division,            1992      199,000       65,000           --                   13,050
 North America
Melvyn C. Goldstein                          1994  $   209,333  $    85,000          3,000           $     14,157
 Vice President -- Finance                   1993      201,500       70,000           --                   13,605
                                             1992      195,667       60,000           --                   13,050

- - ------------------------
(1) Stock options granted prior to June 29, 1994 have been adjusted to reflect a four-for-three stock split paid on that date.
(2)  Includes  for each  Named Executive  Officer (i)  the dollar  amount of all contributions made by the Corporation and all shares allocated to the account of such officer in each year under the ESOP (in 1994 the amounts contributed and allocated, calculated based on the closing price of the Common Stock on December 31, 1994, were as follows: Mr. Wassong -- $2,963, Mr. Hinkaty -- $2,963, Mr. Alstodt -- $2,963, Mr. McMenemy -- $2,963 and Mr. Goldstein -- $2,963); (ii) the insurance premiums paid in each year in respect of such officer under the Corporation's Executive Medical Reimbursement Plan (in 1994, the amounts paid were as follows: Mr. Wassong -- $7,714, Mr. Hinkaty -- $7,714, Mr. Alstodt -- $7,714, Mr. McMenemy --
     $7,714 and Mr. Goldstein -- $7,714); and (iii) the dollar value (calculated in accordance with SEC guidelines) of the premiums paid by the Corporation with respect to "split dollar" life insurance policies maintained by the Corporation for each of such officers (in 1994, the amounts were as follows: Mr. Wassong -- $130,052, Mr. Hinkaty -- $2,016, Mr. Alstodt -- $3,628, Mr. McMenemy -- $3,063, and Mr. Goldstein -- $3,480). Also includes for Mr. Wassong indebtedness owed by him to the Corporation which was forgiven in each year ($302,708 in 1994). See "Certain Benefit Plans," "Description of Employment Agreements" and "Certain Transactions" below.

(3) This option was granted following surrender by Mr. Wassong of an equal number of shares in payment for his exercise of options in 1993 and satisfaction of payroll withholding tax resulting from such exercise.

ANNUAL INCENTIVE PLAN


    Effective January 1, 1994, the Corporation adopted the Annual Incentive Plan (the "Incentive Plan"). The Incentive Plan is intended to assist the Corporation and its subsidiaries in attracting, retaining, motivating and rewarding employees who occupy key positions and contribute significantly to the growth and profitability of the Corporation. The Incentive Plan has been designed to allow the continued tax deductibility of annual incentive awards under Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"). That section of the Code generally limits to $1 million the Corporation's tax deduction for compensation paid in a year to its chief executive officer and its four other highest paid executive officers unless such compensation is paid under a qualified "performance-based" plan. Payments made under the Incentive Plan are intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code and, therefore, to be exempt from the limitations on deductibility under Section 162(m).


    The Incentive Plan provides for the payment of awards in cash to participants based on performance during a performance period. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may, with respect to participants other than persons who are Covered Employees (as defined below), delegate its responsibilities under the Incentive Plan to the Chief Executive Officer of the Corporation or such other directors or officers as it may select (the Committee and, if applicable, any person or persons designated by the Committee to perform its responsibilities under the Incentive Plan are herein sometimes referred to collectively as the "Administrator"). The Committee has delegated to the Chief Executive Officer its responsibilities under the Incentive Plan with respect to all participants who are not Covered Employees. A "Covered Employee" is an executive officer of the Corporation deemed by the Committee as reasonably likely, for a particular fiscal year, to be a "named executive officer" in the Summary Compensation Table which is included in the Corporation's proxy statement reporting the compensation of such person for such year, and whose compensation in excess of $1 million paid in respect of such year would not be deductible under Section 162(m) of the Code but for the provisions of the Incentive Plan and other "performance-based" compensation plans maintained by the Corporation.


    Persons eligible to participate in the Incentive Plan are all full-time, exempt salaried employees of the Corporation and any of its subsidiaries, with actual participants for any performance period to be selected by the Administrator. The length of the performance period shall be the fiscal year, unless otherwise specified by the Administrator. The Administrator determines the other terms and conditions of awards under the Incentive Plan, including amounts or percents of salary payable to participants, the performance objectives which may (but, except with respect to a Covered Employee, need not) be employed in determining whether an award has been earned, and what portion of the award has been earned. Furthermore, the Administrator may, in its discretion, elect to pay to any participant in installments for a period of up to five years any award that is earned. With respect to all participants other than Covered Employees, the performance objectives (if used as criteria for determining an award) may consist of any one or more measures of performance of the Corporation as a whole, subsidiaries or other operating divisions or business units within the Corporation, measures of individual performance of the participant, or such other objectives (or combination of objectives) the achievement of which is expected to benefit the Corporation and its stockholders, all as determined at the discretion of the Administrator. In addition, except with respect to Covered Employees, the Administrator may, in its sole discretion, increase, decrease or reduce to zero the amount of any award paid to a participant, notwithstanding the achievement of any applicable performance objectives by such participant.


    With respect to Covered Employees, the Incentive Plan provides that the Committee, on or before the 90th day of any performance period, shall specify awards that may be earned by such Covered Employees based on one or more of the following business criteria: (1) pre-tax income from continuing operations (calculated before payment of awards under the Incentive Plan), (2) net income from continuing operations, (3) net sales, (4) earnings per share of Common Stock or (5) return on common equity. The Committee shall establish, with respect to each of the criterion chosen as a performance objective for the performance period, a targeted level of performance with respect to such criterion, a range of performance which may extend above or below such targeted level of performance, and amounts to be paid upon achievement of such targeted level of performance or specified levels within the range of performance. The maximum amount payable to a Covered Employee as an award in respect of any one performance period shall be 180% of that person's annual base salary for the year ended December 31, 1993 as disclosed in the Proxy Statement dated April 25, 1994 relating to the 1994 Annual Meeting of Stockholders (the "1994 Proxy Statement") or, if that Covered Employee's base salary was not disclosed in the 1994 Proxy Statement, the maximum amount payable to such Covered Employee shall be 180% of the base salary disclosed in the 1994 Proxy Statement for the person serving in the position then occupied by the Covered Employee or, if no person occupied such position, 180% of the average of the base salaries paid to the Named Executive Officers, other than the Chief Executive Officer, as reflected in the Summary Compensation Table set forth in the 1994 Proxy Statement. The Committee must certify in writing, as promptly as practicable following the end of each performance period, whether and the extent to which an award has been earned by any Covered Employee under the Incentive Plan, including the extent to which performance objectives have been achieved and the amounts or percents of salary payable to each participant.

    The Committee shall have no discretion to increase the amounts paid under the Incentive Plan to any Covered Employee based upon the achievement of performance objectives, although the Committee may, in its discretion, reduce or eliminate any amount payable to a Covered Employee with respect to an award. The Committee may not employ as performance objectives for the determination of awards to Covered Employees any criteria other than those expressly set forth in
(1) through (5) above, unless such change is approved by the stockholders of the Corporation.

    The Board of Directors may amend, modify, suspend or terminate the Incentive Plan at any time, subject to obtaining any stockholder approval which may be required by any applicable law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted or necessary to meet the requirements of Section 162(m) of the Code.

    In the event of a Change in Control of the Corporation (as defined), any Covered Employee participating in the Incentive Plan will be entitled to receive in cash, within five days after the effective date of the Change in Control, (1) any portion of an award relating to the most recently completed performance period which ended prior to the date of the Change in Control which was not paid, whether or not such non-payment resulted from a failure to achieve fully the performance objectives for such periods and (2) a pro rata portion of the award that would have been paid for the year in which the Change in Control occurred as if all performance objectives were fully met. Any such payment will be made notwithstanding its eligibility for deduction pursuant to Section 162(m) of the Code.


    For 1994, the only persons selected to participate in the Incentive Plan were five of the Corporation's executive officers, and the only Covered Employee under the Incentive Plan in 1994 was Dan K. Wassong, Chairman of the Board, President and Chief Executive Officer of the Corporation. The amounts set forth in the Summary Compensation Table in this Proxy Statement under the column heading "Bonus" reflect the amounts awarded to each of the Named Executive Officers under the Incentive Plan for 1994. The Committee has determined that the only Covered Employee in 1995 will be Mr. Wassong.


STOCK OPTIONS


    The Corporation currently has three plans under which stock options are currently outstanding, the 1994 Stock Plan (the "1994 Plan"), the 1984 Stock Option Plan (the "1984 Plan") and the Restricted Stock Plan (1971) (the "1971 Plan"). Each of the plans is currently administered by the Committee. As of March 31, 1995, options to purchase a total of 94,395 shares of Common Stock were outstanding under the 1994 Plan, options to purchase a total of 561,481 shares were outstanding under the 1984 Plan and options to purchase a total of 52,541 shares were outstanding under the 1971

Plan. As of that date, a total of 112,315 shares remained available for additional grants under the 1994 Plan. No further options may be granted under the 1971 Plan or the 1984 Plan; however, under the terms of the 1994 Plan, shares subject to stock options granted under the 1984 Plan and the 1971 Plan, if, as and when they expire, terminate or are surrendered unexercised, will become available for awards under the 1994 Plan. In addition, if in connection with any award under the 1994 Plan, the 1984 Plan or the 1971 Plan, shares of Common Stock are tendered to the Corporation in payment of any exercise or purchase price or in payment of taxes relating to any such award, an equal number of shares shall be available for further awards under the 1994 Plan.


    As of March 31, 1995, the market value of the shares of Common Stock reserved for issuance upon exercise of options outstanding under the 1994 Plan, 1984 Plan and 1971 Plan was $31,170,348. Taking into account the aggregate exercise price of such options of $13,652,511, the shares subject to such options have a net value of $17,517,837. The closing sales price of the Common Stock on the American Stock Exchange on March 31, 1995 was $43.00 per share.


    DESCRIPTION OF 1994 PLAN

    The 1994 Plan authorizes the grant to executives and other key employees of the Corporation and its subsidiaries of stock options, restricted stock, deferred stock, bonus shares, performance awards or any combination thereof. During any calendar year, no person may be granted under the 1994 Plan awards aggregating more than 100,000 shares of Common Stock (which number has been adjusted to reflect a four-for-three stock split paid on June 29, 1994 and will be subject to further adjustment to prevent dilution in the event of subsequent stock splits, stock dividends or other changes in the capitalization of the Corporation). Unless terminated earlier by action of the Board of Directors, no awards may be granted under the 1994 Plan after March 31, 2004. As of the date hereof, the only awards granted under the 1994 Plan have been stock options.

    Options granted under the 1994 Plan may be "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Code or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with Incentive Options, hereinafter referred to as "Options"). The Committee determines the persons to whom Options will be granted, the number of shares subject to each Option granted, the prices at which Options may be exercised (which shall not be less than the fair market value of shares of Common Stock on the date of grant), whether an Option will be an Incentive Option or a Non-Incentive Option, the time or times and the extent to which Options may be exercised and all other terms and conditions of Options.

    The exercise price of the shares to be purchased pursuant to each Option shall be paid (i) in full in cash, (ii) by delivery (i.e., surrender) of shares of Common Stock owned by the optionee at the time of the exercise of the Option,
(iii) in installments, payable in cash, if permitted by the Committee or (iv) any combination of the foregoing. The stock-for-stock payment method permits an optionee to deliver one or more shares of previously owned Common Stock of the Corporation in satisfaction of the exercise price of subsequent Options. The optionee may use the shares obtained on each exercise to purchase a larger number of shares on the next exercise. (The foregoing assumes an appreciation in value of previously acquired shares). The result of the stock-for-stock payment method is that the optionee can generally avoid immediate tax liability with respect to any appreciation in the value of the stock utilized to exercise the Option.


    Optionees who desire to sell shares received upon exercise of an Incentive Option must first offer such shares to the Corporation at the fair market value, and the Corporation has seven business days after receipt of such offer to purchase all or a portion of such shares. If the Corporation does not accept the offer in full, the optionee has 30 days in which to sell all of the shares offered to and not acquired by the Corporation. Upon the expiration of such 30-day period, the optionee must again offer the shares to the Corporation in the aforesaid manner prior to any subsequent resale.


    Shares received by an optionee upon exercise of a Non-Incentive Option may not be sold or otherwise disposed of for a period determined by the Committee upon grant of the Option, which period shall be not less than six months nor more than three years from the date of acquisition of the shares (the "Restricted Period"), except that, during the Restricted Period (i) the optionee may offer the shares to the Corporation and the Corporation may, in its discretion, purchase up to all the shares offered at the exercise price and (ii) if the optionee's employment terminates during the Restricted Period (except in limited instances), the optionee, upon written request of the Corporation, must offer to sell the shares to the Corporation at the exercise price within seven business days. The Restricted Period shall terminate in the event of a Change in Control of the Corporation (as defined), or at the discretion of the Committee. After the Restricted Period, an optionee wishing to sell must first offer such shares to the Corporation at the fair market value.



    The Committee is authorized, in connection with any Option granted under the 1994 Plan, to grant the holder of such Option a limited stock appreciation right ("LSAR"), entitling the holder to receive, within 60 days following a Change in Control (as defined), an amount in cash equal to the difference between the exercise price of the Option and the fair market value of the Common Stock on the effective date of the Change in Control. The LSAR may be granted in tandem with an Option or subsequent to grant of the Option. The LSAR will only be exercisable to the extent the related Option is exercisable and will terminate if and when the Option is exercised.


    The 1994 Plan also authorizes awards of restricted stock and deferred stock. Restricted stock is subject to restrictions on transferability and other restrictions as may be imposed by the Committee at the time of grant. In the event the holder of restricted stock ceases to be employed by the Corporation during the applicable restrictive period, restricted stock that is at the time subject to restrictions shall be forfeited and reacquired by the Corporation. Except as otherwise provided by the Committee at the time of grant, a holder of restricted stock shall have all the rights of a stockholder including, without limitation, the right to vote restricted stock and the right to receive dividends thereon. An award of deferred stock is an award that provides for the issuance of stock upon expiration of a deferral period established by the Committee. Except as otherwise determined by the Committee, upon termination of employment of the recipient of the award during the applicable deferral period, all stock that is at the time subject to deferral shall be forfeited. Until such time as the stock which is the subject of the award is issued, the recipient of the award has no rights as a stockholder.


    The Plan also authorizes the Committee to grant (i) dividend equivalent rights that give the recipient the right to receive cash or other property equal in value to the dividends that would be paid if the recipient held a specified number of shares of Common Stock, (ii) shares as a bonus and (iii) shares or other awards in lieu of obligations of the Corporation to pay cash under other plans or compensatory arrangements, in each case upon such terms as shall be determined by the Committee.


    The 1994 Plan also permits the Committee to specify that the exercisability or settlement of awards (other than an Option granted with an exercise price equal to 100% of the fair market value of a share of Common Stock at the time of grant) may be conditioned upon the achievement of certain specified performance goals, if the award is granted to an executive officer of the Corporation whose compensation, at the time of grant, is subject to the limit on deductible compensation under Section 162(m) of the Code.


    Upon a Change in Control of the Corporation, any award carrying a right to exercise that was not previously exercisable shall become fully exercisable, the restrictions, deferral limitations and forfeiture conditions applicable to any other award granted shall lapse and any performance conditions imposed with respect to awards shall be deemed to be fully achieved (except in certain circumstances involving performance goals for any Covered Employee (as defined in the Incentive Plan), in which case the performance goal shall be deemed achieved to the extent of actual achievement on the date of the Change in Control).


    DESCRIPTION OF 1984 PLAN

    The 1984 Plan authorizes the grant of stock options to executives and key employees. Options issued under the 1984 Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or non-incentive stock options. The 1984 Plan provides that the exercise price of options granted thereunder may not be less than the fair market value of a share of Common Stock at the time of grant. The exercise price may be paid in cash, Common Stock, in installments in cash (if permitted by the Committee) or any combination thereof.

    Shares received by an optionee upon exercise of options granted under the 1984 Plan are subject to restrictions on disposition similar to those imposed on shares subject to options under the 1994 Plan. Except as otherwise provided in the 1984 Plan and unless otherwise specified by the Committee at the time it granted an option, options granted under the 1984 Plan terminate at the close of business on the tenth anniversary of the date of grant of the option (except that a non-incentive stock option terminates at the close of business on the first day following the tenth anniversary of the date of grant) and are exercisable by the holder thereof at such time or times as are designated by the Committee at the time the option was granted. Except in limited instances, if the optionee's employment with the Corporation terminates, the options terminate three months thereafter.

    The 1984 Plan authorizes the Committee to grant limited stock appreciation rights on terms similar to those in the 1994 Plan. Under the 1984 Plan, the Committee may, in its sole discretion, also grant an optionee the right (a "general stock appreciation right") to receive, in lieu of exercising an option, an amount in cash equal to the amount by which the market value of the number of shares as to which the stock appreciation right is exercised exceeds the aggregate exercise price of the shares. This general stock appreciation right may be exercised during any period beginning three days after the Corporation releases for publication its regular quarterly or annual summary statement of sales and earnings and ending 12 days after such release. No general stock appreciation rights have been granted under the 1984 Plan.

    DESCRIPTION OF 1971 PLAN

    Options issued under the 1971 Plan are not intended to be "incentive stock options" within the meaning of the Code. The exercise price of options granted under the 1971 Plan may not be less than the fair market value of a share of Common Stock at the time the option was granted.

    Shares received by an optionee upon exercise of options are subject to the same limitations imposed with respect to the disposition of shares issued upon exercise of non-incentive options granted under the 1984 Plan. Options granted under the 1971 Plan are eligible for limited and general stock appreciation rights on substantially the same terms as provided in the 1984 Plan; no such rights have been granted under the 1971 Plan.

    Except as otherwise provided in the 1971 Plan and unless otherwise specified by the Committee at the time it granted an option, an option terminates at the close of business on the tenth anniversary of the date of grant of the option and is exercisable by the holder thereof at such time or times as designated by the Committee at the time the option was granted. Except in limited instances, if the optionee's employment with the Corporation terminates, the options terminate forthwith at the election of the Corporation.

    STOCK OPTION GRANTS DURING 1994

    The following table sets forth for each of the Named Executive Officers information regarding individual grants of options during the year ended December 31, 1994 and the present value of these options on their grant date.

                               INDIVIDUAL GRANTS


                                NUMBER OF         % OF TOTAL
                               SECURITIES       OPTIONS GRANTED                                          GRANT DATE
                               UNDERLYING       TO EMPLOYEES IN    EXERCISE OR        EXPIRATION           PRESENT
NAME                         OPTIONS GRANTED      FISCAL YEAR      BASE PRICE            DATE             VALUE (1)
- - ---------------------------  ---------------  -------------------  -----------  -----------------------  -----------
Dan K. Wassong.............        14,000              29.1%        $   26.25   September 29, 2004       $   141,488
Charles J. Hinkaty.........         7,624              15.9%        $   25.25   July 1, 2001             $    60,062
                                    3,000               6.2%        $   26.25   September 29, 2004       $    30,319
Harvey Alstodt.............         3,000               6.2%        $   26.25   September 29, 2004       $    30,319
William McMenemy...........         2,124               4.4%        $   26.25   September 29, 2001       $    17,563
                                    3,000               6.2%        $   26.25   September 29, 2004       $    30,319
Melvyn C. Goldstein........         3,000               6.2%        $   26.25   September 29, 2004       $    30,319

- - ------------------------
(1) These amounts were determined using the Black-Scholes option valuation model. The assumptions underlying the Black-Scholes value include (a) an expected volatility of .2405 with respect to the options granted on September 29, 1994 and .2521 with respect to the options granted on July 1, 1994, both based on the average of the one, three and five year historical volatility of the Common Stock, (b) a risk-free rate of 7.62%, which approximates the ten year Treasury bond rate on the date of grant, with respect to the options which expire in 2004, and a risk-free rate of 7.18%, which approximates the seven year Treasury bond rate on the date of grant, with respect to the options which expire in 2001, (c) a projected dividend yield of .99% with respect to options granted on September 29, 1994 and 1.03% with respect to options granted on July 1, 1994, both based on an annual dividend of $.26 per share (i.e., the annual dividend rate in effect on the dates of grant) and assuming a $26.25 price of a share of Common Stock with respect to grants made on September 29, 1994 and $25.25 with respect to grants made on July 1, 1994, (d) a seven or ten year option term (as applicable) with exercise at the end of the term and (e) the vesting schedule for the options (one-third vesting six months after the date of grant, one-third vesting 12 months after the date of grant and one-third vesting 18 months after the date of grant), with an annualized discount rate of 5.0%.


    OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1994 and unexercised stock options held as of December 31, 1994.


                                                                       NUMBER OF
                                                                 SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
                                                                UNEXERCISED OPTIONS AT     THE-MONEY OPTIONS AT
                                                                     DEC. 31, 1994          DEC. 31, 1994 (2)
                                  SHARES ACQUIRED     VALUE     -----------------------  ------------------------
NAME                                ON EXERCISE    REALIZED (1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- - --------------------------------  ---------------  -----------  -----------------------  ------------------------
Dan K. Wassong..................        --             --              346,220/34,812    $     7,115,168/$468,782
Charles J. Hinkaty..............        17,777      $ 256,378           73,281/10,624    $     1,464,307/$124,488
Harvey Alstodt..................        --             --                32,000/3,000    $        672,501/$33,000
William McMenemy................         3,392      $  38,825            66,755/5,124    $      1,403,113/$56,364
Melvyn C. Goldstein.............        36,010      $ 528,546            35,099/3,000    $        674,880/$33,000

- - ------------------------
(1) The value realized is determined by multiplying the number of shares acquired by the closing market price of the Common Stock on the date of exercise, less the aggregate exercise price for said options.

(2) Based upon the closing price of the Common Stock on December 31, 1994 on the American Stock Exchange ($37.25 per share), less the exercise price for the aggregate number of shares subject to the options.


CERTAIN BENEFIT PLANS

    EMPLOYEE 401(K) SAVINGS PLAN

    The Corporation's Employee 401(k) Savings Plan (the "401(k) Plan") became effective on January 1, 1986. All non-union employees over the age of 21 are eligible to participate in the 401(k) Plan after six months of service. For each year of the 401(k) Plan, an eligible employee may defer at his or her election up to 15% of the compensation actually paid to such employee by the Corporation, up to the maximum amount permitted under the Code. The Corporation did not make matching contributions under the 401(k) Plan in any of 1992, 1993 or 1994 but it reserves the right to do so in the future.

    PENSION BENEFITS


    The Corporation's Employees Pension Plan ("Pension Plan") is a defined benefit non-contributory pension plan covering substantially all non-union employees of the Corporation. Employees are eligible to participate on the January 1 following six months of credited service. The normal retirement age is 65 and the annual benefit is computed in accordance with the following formula (effective as of January 1, 1995): 1.2% of the Final Average Compensation multiplied by the number of years of credited service up to 30 years. The maximum annual benefit is 36% of the Final Average Compensation for individuals reaching their normal retirement date with 30 or more years of credited service, subject to a limit of $120,000, which is the maximum currently allowable under the Code. "Final Average Compensation" is the highest average compensation of a participant for five consecutive years during the last 10 years of credited service. "Compensation" includes all amounts paid to a participant by the Corporation and subject to Federal income tax withholding for a calendar year, excluding certain remuneration and further excluding any such compensation in excess of the maximum amount permitted to be included under the Code (currently $150,000).



    The Corporation has adopted a supplemental executive retirement plan (the "SERP") for the Named Executive Officers and certain other persons. The benefits otherwise available under the Corporation's Pension Plan are limited by the Code as described above. The SERP is designed to make available to senior executives pension benefits in excess of those which are permitted by the Code to be paid under the Corporation's Pension Plan. The annual benefit payable under the SERP is the difference, if any, between the benefit payable to the Named Executive Officer under the Pension Plan (subject to the Code limitations described) and the amount that would be payable under the Pension Plan without respect to the limits under the Code on the benefit payable under the Pension Plan and the amount of compensation includable for purposes of calculating the benefit payable under the Pension Plan, except that, for purposes of the SERP only, the maximum annual benefit is 30% of the Final Average Compensation, the compensation for 1993 paid to each of the Named Executive Officers will be treated as the continuing compensation level for such participant in calculating Final Average Compensation and any benefit payable under the SERP to any Named Executive Officer will be reduced if such person's employment with the Corporation terminates prior to age 65. The SERP is not a qualified plan under the Code. Contributions to the SERP are not deductible by the Corporation or taxable to the employee until a distribution is made to the employee, at which time the distribution is taxable to the employee and deductible by the Corporation. Assets of the SERP will be subject to claims of general creditors of the Corporation. During 1994, the Board of Directors authorized contributions aggregating $450,000 to the SERP.

    The following table shows the sum of the annual pension benefits payable to the Named Executive Officers under the Pension Plan and the annual SERP benefits assuming retirement at age 65 with election of a benefit payable as a life annuity in various remuneration and years of service classifications:

                                         ANNUAL BENEFITS
                           YEARS OF CREDITED SERVICE AT RETIREMENT (2)
 FINAL AVERAGE    --------------------------------------------------------------
COMPENSATION (1)        15              20              25              30
- - ----------------  --------------  --------------  --------------  --------------
 $       75,000   $    13,500     $    18,000     $    22,500     $    27,000
 $      100,000   $    18,000     $    24,000     $    30,000     $    36,000
 $      150,000   $    27,000     $    36,000     $    45,000     $    54,000
 $      200,000   $    36,000     $    48,000     $    60,000     $    60,000
 $      300,000   $    54,000     $    72,000     $    90,000     $    90,000
 $      400,000   $    72,000     $    96,000     $   120,000     $   120,000
 $      500,000   $    90,000     $   120,000     $   150,000(3)  $   150,000(3)
 $      600,000   $   108,000     $   144,000(3)  $   180,000(3)  $   180,000(3)
 $      800,000   $   144,000(3)  $   192,000(3)  $   240,000(3)  $   240,000(3)
 $      900,000   $   162,000(3)  $   216,000(3)  $   270,000(3)  $   270,000(3)
 $    1,000,000   $   180,000(3)  $   240,000(3)  $   300,000(3)  $   300,000(3)
 $    1,100,000   $   198,000(3)  $   264,000(3)  $   330,000(3)  $   330,000(3)

- - ------------------------
(1) The Pension Plan benefits are based on the highest five consecutive years out of final ten years of employment before normal retirement date. The SERP benefits are currently based on the yearly compensation for 1993. The compensation for 1993 for Messrs. Wassong, Hinkaty, Alstodt, McMenemy and Goldstein was $1,094,735, $330,917, $309,544, $299,533 and $295,941,
     respectively.

(2)  Messrs.  Wassong,   Hinkaty,   Alstodt,  McMenemy   and   Goldstein   have,
     respectively, 29, 10, 8, 29 and 13 years of credited service under the Pension Plan.

(3) The benefits payable under the Pension Plan are currently limited to $120,000, which is the maximum currently allowable under the Code. Any pension benefit payable in excess of the maximum permitted by the Code would, if applicable, be payable under the SERP.

    EXECUTIVE MEDICAL REIMBURSEMENT PLAN

    The Corporation's Executive Medical Reimbursement Plan pays 75% of all expenses for medical care incurred by executive officers and certain other employees of the Corporation (and their dependents) which are not reimbursed under another insurance plan. Reimbursement during any 12 month period may not exceed 10% of the base salary paid during such 12 month period by the Corporation to the person claiming reimbursement.

    EMPLOYEE STOCK OWNERSHIP PLAN

    The Corporation maintains an Employee Stock Ownership Plan ("ESOP"), pursuant to which benefits are allocated to all non-union employees, including executive officers, who meet certain eligibility requirements based on length of service. The Corporation may make contributions to the ESOP in cash or Common Stock in an amount determined annually by the Board of Directors. For the year 1994, the Board of Directors authorized a contribution of $250,000 to the ESOP. Any cash contributed or received is invested primarily in Common Stock. Except in the case of death, disability or early retirement (age 55 and not less than five years of service), or at the discretion of the plan administrator, ESOP benefits begin to be paid to an eligible plan participant at the later of age 65 or the actual date of retirement. As of December 31, 1994, the approximate number of shares allocated to the accounts of each of the Named Executive Officers was as follows: Mr. Wassong, 19,499; Mr. Hinkaty, 1,731; Mr. Alstodt, 1,430; Mr. McMenemy, 4,984; and Mr. Goldstein, 2,292.

DESCRIPTION OF EMPLOYMENT AGREEMENTS

    DAN K. WASSONG


    Dan K. Wassong, Chairman of the Board, President and Chief Executive Officer of the Corporation, is party to an employment agreement with the Corporation dated as of November 13, 1992, which restates and amends an employment agreement originally entered into in December 1982. The agreement was further amended in certain respects by an amendment dated March 21, 1994 (the "1994 Amendment"). The agreement, as currently in effect, provides for Mr. Wassong's full time employment until December 31, 2003 at an annual base salary of not less than $636,828. Mr. Wassong's current base salary is $660,000. The Board of Directors may grant Mr. Wassong bonuses on a discretionary basis (in addition to bonuses which Mr. Wassong may receive under the Incentive Plan). Upon termination of the agreement except for death, disability or cause, Mr. Wassong has agreed to serve as a consultant to the Corporation for a period of five years, although Mr. Wassong may elect not to serve as a consultant if Mr. Wassong is terminated without cause (the definition of which includes a "change in control" of the Corporation, as defined), or if he retires with the consent of a majority of the other directors after age 65 and before age 70, or retires at or after age 70 with or without the consent of the other directors (such retirement is hereinafter referred to as a "Voluntary Retirement"). During such time as he serves as a consultant, Mr. Wassong will be paid an annual amount equal to 60% of his base salary at the time of termination of the agreement. In addition, during that time, Mr. Wassong and his immediate family will be entitled to continue to participate in the Corporation's medical reimbursement program or to receive substantially equivalent medical insurance coverage, and Mr. Wassong will be provided, at the Corporation's expense, with an office and support services and use of an automobile.



    The agreement also provides for payment, upon its termination for any reason other than cause or voluntary termination prior to a Voluntary Retirement, of compensation based on one month of compensation at the Adjusted Compensation Rate (i.e., an annual rate of compensation equal to the base annual salary in effect at the date of termination plus 110% of the previous year's bonus) for each year of Mr. Wassong's employment by the Corporation since 1965. In the event the agreement is terminated without cause Mr. Wassong will also receive a lump sum payment equal to his base annual salary at the time of termination multiplied by the greater of (i) the number of years remaining in the term of the agreement and (ii) four years. If the agreement is terminated as a result of Mr. Wassong's mental or physical disability, Mr. Wassong will continue to receive his base annual salary in effect at the time of such disability for the longer of (i) and (ii) above. If Mr. Wassong should die during the term of the agreement, his designee (or legal representative) will receive payments for six months after his death at the base salary rate in effect at the time of death. Furthermore, if termination is a result of the death or disability of Mr. Wassong or without cause, Mr. Wassong (or his representative, as the case may be) may require the Corporation to pay as additional compensation the excess of the market value of shares of stock which Mr. Wassong had an option to acquire from the Corporation over the aggregate exercise price for those options (in which case such options shall be cancelled).


    Under the agreement, the Corporation has agreed to lend, or cause to be loaned to Mr. Wassong (to the extent permitted by applicable law), amounts sufficient to enable him to (i) exercise options and rights to purchase shares of Common Stock of the Corporation heretofore or hereafter granted to him and
(ii) pay any applicable federal, state and local income taxes incurred by him as a result of the exercise of such options and rights (see "Certain Transactions" below). Mr. Wassong also has been granted certain rights for the registration of shares for public offering under the Securities Act of 1933, as amended.

    Pursuant to the terms of the agreement, during 1993 the Corporation purchased $4,000,000 of life insurance policies payable on the death of Mr. Wassong. Under the terms of a Life Insurance Agreement by and among the Corporation and a trust established for the purpose of owning the policies, the policies are subject to a "split dollar" arrangement under which the Corporation will receive, upon Mr. Wassong's death, an amount equal to the premiums paid by the Corporation, without interest. The Corporation has agreed to pay all premiums due in respect of such insurance policies (and any additional policies that may be required to be purchased in order to provide an aggregate death benefit of no less than $4,000,000). In addition, in certain circumstances, the Corporation is required to pay additional premiums to assure that the amount payable to Mr. Wassong's beneficiaries will be no less than $2,000,000. The annual premium under the policies is $170,363.24; it is anticipated that the annual premium will be required to be paid until 2002, at which time it is estimated that the policies will be fully paid up (although the period of time over which the premiums will be required to be paid may vary depending upon the investment performance of the insurers and other factors). Pursuant to the Life Insurance Agreement, the Corporation will continue to be obligated to pay the premiums during Mr. Wassong's employment with the Corporation and following termination of his employment, unless termination is a result of a discharge for cause or if Mr. Wassong voluntarily terminates employment other than by Voluntary Retirement. Amounts payable to Mr. Wassong's beneficiaries upon his death pursuant to the policies purchased under the Life Insurance Agreement are in addition to benefits payable pursuant to the Corporation's general life insurance coverage available to all employees.

    OTHER NAMED EXECUTIVE OFFICERS

    The Corporation has renewed an employment agreement with Charles J. Hinkaty, Vice President and President of Del Pharmaceuticals, Inc., for a term expiring on March 31, 1998. Under the employment agreement, Mr. Hinkaty's annual rate of compensation shall not be less than $270,000.

    The Corporation has renewed an employment agreement with Harvey Alstodt, Executive Vice President, Sales -- Cosmetics Division, North America, for a term expiring on March 31, 1998. Under the employment agreement, Mr. Alstodt's annual rate of compensation shall not be less than $200,000.

    The Corporation has renewed an employment agreement with William McMenemy, Executive Vice President, Marketing -- Cosmetics Division, North America, for a term expiring on March 31, 2000. Under the employment agreement, Mr. McMenemy's annual rate of compensation shall not be less than $200,000.

    The Corporation has renewed an employment agreement with Melvyn C. Goldstein, Vice President -- Finance, for a term expiring on March 31, 1998. Under the employment agreement, Mr. Goldstein's annual rate of compensation shall not be less than $196,000.

    The Corporation has agreed to provide to each of Messrs. Hinkaty, Alstodt, McMenemy, and Goldstein $500,000 of life insurance (including the insurance benefits payable under the Corporation's group benefit plans), payable upon death to their respective designees.

    Upon termination of their employment without cause, as defined, each of Messrs. Hinkaty and Alstodt will be entitled to continue to receive compensation at the annual rate of $270,000 and $200,000, respectively, for the greater of six months or the balance of the term of their respective employment agreements, so long as he acts as a consultant to the Corporation during such period. In accordance with the Corporation's policy regarding executives who have been with the Corporation for at least ten years, Messrs. McMenemy and Goldstein will, upon termination of their employment without cause, be entitled to receive, as severance compensation, one month's salary at the annual rate of $200,000 or $196,000, respectively, for every year of service with the Corporation, up to a maximum of 24 months; Mr. McMenemy has been with the Corporation for 30 years and Mr. Goldstein has been with the Corporation for 13 years. Termination without cause, for purposes of each of the compensation arrangements described in this paragraph, is deemed to include a "change of control" as defined.

CERTAIN TRANSACTIONS

    In 1984, in connection with Mr. Wassong's exercise of stock options, the Corporation loaned Mr. Wassong an aggregate of $367,000 to assist him in paying taxes arising from the exercise of such options (the "1984 Loan"). The Corporation also loaned Mr. Wassong $1,065,312.50 in 1988 (the "1988 Loan") and $1,100,000 in 1990 (the "1990 Loan"), each in connection with the exercise of stock options and the tax liability arising therefrom. Pursuant to the 1994 Amendment to Mr. Wassong's employment agreement, the 1984 Loan, the 1988 Loan and the 1990 Loan were consolidated, effective as of January 1, 1994, with the then aggregate principal amount of the three loans (the "Existing Balance") to be repaid, with interest at the rate of 6% per annum, in annual amounts of $130,000 in 1994, $140,000 for each year during the period from 1995 through 2003 and a final payment of $642,250 on January 20, 2004, provided that each payment of principal and interest will be forgiven when due so long as Mr. Wassong is then employed by, or then serves as a consultant to, the Corporation. In addition, the 1994 Amendment permits the Corporation, at its option, to forgive additional amounts in excess of the scheduled principal and interest payments in any year, provided that the maximum amount of principal and interest which may be forgiven in any calendar year (including the scheduled payments during that year), other than 2004, may not exceed $360,000. Any amount forgiven in any year in excess of the scheduled principal and interest will be applied in inverse order against the remaining principal payments. During 1994, $130,000 of principal and $172,708 of interest were forgiven by the Corporation.

    Under the 1994 Amendment, Mr. Wassong's indebtedness is required to be secured by shares of Common Stock of the Corporation having a market value equal to not less than 110% of the principal amount of the Existing Balance then outstanding. If Mr. Wassong leaves the Corporation or ceases to serve as a consultant to the Corporation for any reason other than termination without cause by the Corporation, disability, death or Voluntary Retirement, the portion of the Existing Balance then outstanding, plus all accrued interest, will become immediately due and payable. In the event of Mr. Wassong's death or disability while employed by, or while serving as a consultant to, the Corporation, or in the event his employment or consultancy is terminated without cause, the portion of the Existing Balance then outstanding and accrued interest will be forgiven.

    Mr. Wassong sold 12,000 shares of Common Stock to the Corporation at a price of $25.25 per share in July 1994 and 25,000 shares to the Corporation at a price of $35.50 per share in November 1994. In each case, the per share price was equal to the closing sales price of the Common Stock on the American Stock Exchange on the date of sale.

    In 1985, the Corporation loaned Charles J. Hinkaty, Vice President of the Corporation and President of Del Pharmaceuticals, Inc., $90,000 to assist him in relocating his principal residence. The loan was for nine years, was secured by a second mortgage on his residence, and bore interest at a rate of 10% per annum. Interest and principal were paid quarterly. The last quarterly payment on this loan was made during 1994. In October 1992, the Corporation loaned Mr. Hinkaty $130,000 to enable him to exercise an option for 9,718 shares of Common Stock. The loan, which bears interest at the prime rate of Chemical Bank, is payable in 40 quarterly installments commencing on March 31, 1993. The loan is secured by a pledge of 8,500 shares of Common Stock. If Mr. Hinkaty were to leave the employment of the Corporation for any reason other than death or disability, the loan will be payable in full within 30 days thereafter. The current principal balance of this loan is $100,750.

    In December 1992, the Corporation loaned Harvey P. Alstodt, Executive Vice President, Sales -- Cosmetics Division, North America, $57,750 to enable him to exercise an option for 5,333 shares of Common Stock. The loan, which bears interest at the prime rate of Chemical Bank, is payable in 40 quarterly installments commencing on December 31, 1993. The loan is secured by a pledge of 4,000 shares of Common Stock. If Mr. Alstodt were to leave the employment of the Corporation for any reason other than death or disability, the loan will be payable in full within 30 days thereafter. The current principal balance of the loan is $49,088.

    In December 1992, the Corporation loaned William McMenemy, Executive Vice President, Marketing -- Cosmetics Division, North America, $53,437 to enable him to exercise an option for 3,333 shares, upon the same terms and conditions as the option exercise loan made to Mr. Alstodt as described above (except that the loan to Mr. McMenemy is secured by 2,500 shares). The current principal balance of all amounts owed by Mr. McMenemy to the Corporation is $92,921 (including $47,500 from other outstanding loans).

    In August 1994, Melvyn C. Goldstein, Vice President-Finance, sold 9,556 shares of Common Stock to the Corporation at a price of $25.25 per share, which was equal to the closing sales price of the Common Stock on the American Stock Exchange on the date of sale.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for establishing the compensation of the Corporation's Chief Executive Officer and reviews with management on a periodic basis existing and proposed compensation, plans and arrangements for executive officers and other employees. It is also responsible for administering the Corporation's stock-based incentive plans and the Incentive Plan. The
Committee is currently comprised of Robert H. Haines, Robert A. Kavesh and Steven Kotler. The members of the Compensation Committee are "disinterested persons" (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) and are "outside directors" (as defined in Section 162(m) of the Code.)

    As discussed below, the Committee considers a variety of factors in arriving at the compensation paid to the Company's executive officers. No specific weighting was assigned by the Committee to any of the factors considered in determining the remuneration paid to the Chief Executive Officer and the other Named Executive Officers for 1994.

    GENERAL POLICIES

    The Corporation's executive compensation program is intended to provide a competitive total compensation package that enables the Corporation to attract and retain key executives and that focuses executive behavior on the fulfillment of both short- term (i.e., annual) and long-term business objectives and strategy. The key components of the Company's executive compensation program have been base salary, annual incentive compensation and stock options. In addition, with respect to Dan K. Wassong, the Corporation's Chief Executive Officer, consideration is given to forgiveness of indebtedness to the
Corporation which Mr. Wassong has incurred in the past in connection with his exercise of stock options, which forgiveness is provided for under his employment agreement on an annual basis through 2004 (subject, except in limited circumstances, to his continued employment with the Corporation) and which is deemed to be valuable to the Corporation by enabling and encouraging him to have a substantial position as a stockholder of the Corporation.


    In determining compensation for its executive officers, the Corporation generally seeks to remain competitive with compensation levels for executives of companies of comparable size and profitability engaged in health and beauty aid businesses. Information collected by a compensation consultant retained by the Corporation in 1993 concerning the compensation paid in 1992 to executive officers of six public companies engaged in such businesses, with revenues ranging from approximately $50 million to $300 million (including the four companies which comprise the peer group index used in the stock performance graph appearing below), indicates that the total annual compensation paid by the Corporation (excluding the value of stock options) to its Named Executive Officers as a whole, measured as a percentage of pre-tax profit of each of the companies, was approximately 10% below the average of the companies within the comparative group. The group of companies selected for this comparison was larger than the group of companies which comprise the peer group index so that more meaningful compensation data could be sampled.


    Base salaries for each of the Named Executive Officers are (subject to contractually stipulated minimums) based upon past and expected future performance of the executive, the executive's responsibilities with the Corporation and salaries for similar executive positions in companies that are competitive with, and comparable in size to, the Corporation (including a number of companies in addition to those included in the Peer Group (as defined in the "Stock Performance Graph" section appearing below) used for purposes of the stock performance graph appearing below). The base salary of the Chief Executive Officer is determined by the Committee. The base salaries of all other Named Executive Officers are fixed by the Chief Executive Officer, subject to review by the Committee. During 1994, the maximum increase in base salary for any of the Named Executive Officers was approximately 12%. Annual incentive compensation for each Named Executive Officer has been linked, generally, to overall corporate performance and/or the performance of a particular subsidiary or other business unit for which the executive may have responsibility, but has also included a subjective assessment of the officer's success in fulfilling the duties and responsibilities of his position. Generally, annual incentive compensation has constituted approximately 15% to 40% of each Named Executive Officer's total cash compensation in any year. Commencing in 1994, incentive compensation for each Named Executive Officer in any year is established under the Incentive Plan, pursuant to which the Committee, with respect to the Chief Executive Officer, and the Chief Executive Officer, with respect to all other executive officers, establishes performance objectives for use in determining all or a portion of amounts payable to such persons. The annual incentive bonuses for 1994 for the Named Executive Officers ranged from approximately 23% to 44% of their total cash compensation.


    The principal mechanism for rewarding executives for long- term performance has been the grant of stock options under the Corporation's stock-based incentive plans. The plan currently employed by the Corporation for this purpose is the 1994 Stock Plan. The 1994 Stock Plan authorizes the Committee to grant to executive officers and other key employees stock options, as well as other stock-based awards, including restricted stock grants, deferred stock and performance-based stock awards. To date, awards under the 1994 Stock Plan have consisted only of stock options. Under the terms of the 1994 Stock Plan, all grants of stock options must be made at no less than market value, so that the person receiving options will benefit from appreciation of the price of the stock to the same extent as other stockholders.

    COMPENSATION FOR CHIEF EXECUTIVE OFFICER


    In March 1994, the Corporation entered into the 1994 Amendment to its employment agreement with Mr. Wassong, which was originally entered into in November 1992. The 1992 agreement was a restatement and amendment of an employment agreement entered into with Mr. Wassong in 1982. The 1994 Amendment increased Mr. Wassong's minimum base salary to $638,828 for 1994, which constituted a 4% increase over Mr. Wassong's base salary in 1993. The 1994 Amendment also included a restructuring of Mr. Wassong's indebtedness to the Corporation through 2004; the 1992 agreement had provided for full repayment or forgiveness of the indebtedness by 2001. In negotiating and approving the terms of the 1994 Amendment with Mr. Wassong, the Committee took into account his length of service, leadership qualities, involvement in all aspects of the business of the Corporation, relationships with all significant customers and suppliers, relative levels of compensation in the cosmetics industry as disclosed in proxy statements of other public companies and the importance of strongly motivating him through cash compensation and stock ownership. The Committee also considered the improvement of the Corporation's sales and earnings during 1992 and 1993. The Committee did not give consideration to the performance of the Common Stock of the Corporation, since the Common Stock is traded relatively infrequently and usually in small amounts and, as a result, the Committee believes that the price of the Common Stock is affected by factors other than the quality of management.


    Mr. Wassong's base salary for 1994 was equal to his contractually required minimum. His incentive compensation in 1994, which was based on the Corporation's pre-tax income for continuing operations during the year, was $500,000. Although the Committee believed that the financial results of the Corporation for 1994 were indicative of superior performance by Mr. Wassong, the amount of incentive compensation awarded was, at Mr. Wassong's request, set substantially below the maximum amount that Mr. Wassong was eligible to receive under the Incentive Plan for 1994. During 1994, a total of $302,708 of Mr. Wassong's indebtedness to the Corporation was forgiven in accordance with his employment agreement.

    STOCK OPTIONS


    Generally, stock options are granted to officers based upon their ability to influence the Corporation's long-term growth and profitability. The Committee receives recommendations from the Chief Executive Officer concerning option grants for executive officers other than himself. All options have been granted at exercise prices which are not less than the fair market value of the Common Stock on the date of grant. Options to purchase a total of 38,748 shares were granted to the Company's executive officers during 1994, including options for 14,000 shares granted to Mr. Wassong. In granting the new options, the Committee considered that executive officers other than Mr. Wassong had not received any stock options since 1991, and that options granted to Mr. Wassong in 1993 were intended to replace shares of Common Stock which he utilized to pay for the exercise of stock options previously issued to him. It also considered the significantly improved performance of the Company during the past several years. In addition, the Committee has recently adopted a practice of granting to executive officers and other employees of the Corporation who utilize shares to satisfy the exercise price of options previously granted to them (and the tax liability arising therefrom, if any) options that are intended to replace the shares utilized for exercise. Two of the Named Executive Officers were granted options to purchase an aggregate of 9,748 shares on this basis during 1994.


                             COMPENSATION COMMITTEE

                                Robert A. Kavesh
                                Robert H. Haines
                                 Steven Kotler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Kotler, who served on the Compensation Committee during 1994, is President of Wertheim Schroder & Co., Incorporated, an investment banking firm which provided general financial advisory services to the Corporation in 1994. Mr. Haines, who also served on the Compensation Committee during 1994, is a partner of Zimet, Haines, Friedman & Kaplan, a law firm which is general counsel to the Corporation and performed legal services for the Corporation in 1994.

STOCK PERFORMANCE GRAPH

    The following graph charts the total stockholder return over a five-year period commencing on December 31, 1989, with respect to an investment in the Corporation's Common Stock as compared to the Amex Market Value Index and a peer group of companies selected by the Company for purposes of comparison (the "Peer Group"). The Peer Group consists of Maybelline, Inc., Neutrogena Corporation, Dep Corporation and Mem Company, Inc. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN TO STOCKHOLDERS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               AMEX MARKET VALUE INDEX        PEER GROUP        DEL LABORATORIES
1989                                   100              100                     100
1990                                    82               43                      51
1991                                   105               88                      86
1992                                   106               53                      97
1993                                   128               42                     127
1994                                   115               54                     218

                                 PROPOSAL NO. 2
                       INCREASING AUTHORIZED COMMON STOCK


    On March 30, 1995, the Board of Directors of the Corporation adopted a resolution providing that the Corporation's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock from 5,000,000 shares to 10,000,000 shares, subject to stockholder approval. The amendment to be presented to the stockholders to accomplish the foregoing purpose is set forth in Annex A attached hereto in substantially the form to be adopted. As of March 31, 1995, the Corporation had 2,099,626 shares of Common Stock issued and outstanding, exclusive of 1,194,646 shares held in treasury. The Corporation is currently authorized to issue 5,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. No shares of Preferred Stock are currently issued or outstanding. The proposed increase in the authorized number of shares of Common Stock to 10,000,000 is designed to provide the Corporation with flexibility for funding its capital needs and corporate growth, for potential acquisitions, for future stock dividends and splits and for possible contributions to the ESOP. Such additional shares may be issued on such terms and at such times as the Board of Directors may determine without further action by the stockholders, unless otherwise required by the applicable rules of the American Stock Exchange or other applicable laws or regulations. Except in certain cases such as a stock dividend, the issuance of additional shares will have the effect of diluting the voting power of existing stockholders. Stockholders have no preemptive rights to subscribe for additional shares of the Corporation's Common Stock.


RECOMMENDATION OF BOARD OF DIRECTORS

    The Corporation's Board of Directors recommends a vote FOR approval of the amendment to the Certificate of Incorporation of the Corporation. The affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote is required for approval of Proposal No. 2.

                                    AUDITORS


    KPMG Peat Marwick LLP ("KPMG"), Certified Public Accountants, audit the books and records of the Corporation and have served in such capacity since 1968. The Board of Directors has reappointed the same firm for the current fiscal year. A representative of KPMG is expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires to do so and will respond to appropriate questions.


                                 OTHER BUSINESS

    The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If any matters not set forth in the Notice of Annual Meeting are properly brought before the Annual Meeting, such persons will vote thereon in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS


    Stockholder proposals for inclusion in the proxy materials relating to the 1996 Annual Meeting of Stockholders must be received at the Corporation's offices at 565 Broad Hollow Road, Farmingdale, New York 11735 by December 20, 1995.


                                          By Order of the Board of Directors,

                                          Robert H. Haines
                                          SECRETARY

Farmingdale, N.Y.

April 18, 1995

                                                                         ANNEX A

                     PROPOSED AMENDMENT TO THE CERTIFICATE
               OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED
                      SHARES OF COMMON STOCK TO 10,000,000

    RESOLVED, that Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended to date, be further amended to read in its entirety as follows:

        "A. AUTHORIZED CAPITAL STOCK. The total number of shares of all classes of stock which this Corporation shall have authority to issue is ELEVEN MILLION (11,000,000) shares, consisting of TEN MILLION (10,000,000) shares of Common Stock, par value $1.00 per share (hereinafter, the Common Stock), and ONE MILLION (1,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the "Preferred Stock")."

                             DEL LABORATORIES, INC.
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             ANNUAL MEETING OF STOCKHOLDERS, THURSDAY, MAY 25, 1995

    The undersigned stockholder of DEL LABORATORIES, INC., a Delaware corporation, hereby appoints Dan K. Wassong and Melvyn C. Goldstein, or either of them voting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of Common Stock of Del Laboratories, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held at Harrison House, Dosoris Lane and Old Tappan Road, Glen Cove, New York, on May 25, 1995, at 9:30 A.M. (local time) or any adjournment thereof, in accordance with the following instructions:

1.         ELECTION OF DIRECTORS         FOR all nominees listed below              WITHHOLD AUTHORITY
                                         (EXCEPT AS WITHHELD IN THE SPACE           TO VOTE FOR ALL NOMINEES LISTED
                                         PROVIDED) / /                              BELOW / /

                      Charles J. Hinkaty, Robert H. Haines

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
                                        ________________________________________
          The Board of Directors recommends a vote "FOR" all nominees.

2. APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION INCREASING AUTHORIZED COMMON STOCK

            FOR  / /            AGAINST  / /            ABSTAIN  / /
         The Board of Directors recommends a vote "FOR" the Amendment.

                          (CONTINUED ON REVERSE SIDE)

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

    If no direction is made, the proxy will be voted "FOR" all nominees in Proposal No. 1 and "FOR" Proposal No. 2.

                                              Please sign exactly as name
                                              appears hereon.

                                              When  shares  are  held  by  joint
                                              tenants, both  should  sign.  When
                                              signing   as  attorney,  executor,
                                              administrator, trustee or
                                              guardian, please  give full  title
                                              as  such. If a corporation, please
                                              sign in full corporate name by  an
                                              authorized officer. If a
                                              partnership,    please   sign   in
                                              partnership name by an  authorized
                                              person.
                                              Dated: ____________________ , 1995
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.